Exhibit 10.1

FORM OF AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

WASHINGTON PRIME GROUP, L.P.

                              , 2014

TABLE OF CONTENTS

ARTICLE I Definitions; Etc.		1
1.1	Definitions	1
1.2	Exhibit; Etc.	13

ARTICLE II Continuation of Partnership		13
2.1	Continuation	13
2.2	Name	14
2.3	Character of the Business	14
2.4	Location of the Principal Place of Business	14
2.5	Registered Agent and Registered Office	14

ARTICLE III Term		14
3.1	Commencement	14
3.2	Dissolution	15

ARTICLE IV Contributions to Capital		15
4.1	General Partner Capital Contributions	15
4.2	Limited Partner Capital Contributions	15
4.3	Additional Funds	15
4.4	Redemption; Change in Number of Shares Outstanding	17
4.5	Stock Option Plan; Dividend Reinvestment Plan; LTIP Units	18
4.6	No Third Party Beneficiary	18
4.7	No Interest; No Return	18
4.8	Capital Accounts	19

ARTICLE V Representations, Warranties and Acknowledgment		21
5.1	Representations and Warranties by the General Partner	21
5.2	Representations and Warranties by the Limited Partners	21
5.3	Acknowledgment by Each Partner	22

ARTICLE VI Allocations, Distributions and Other Tax and Accounting Matters		22
6.1	Allocations	22
6.2	Distributions	27
6.3	Books of Account; Segregation of Funds	29
6.4	Reports	29
6.5	Audits	30
6.6	Tax Returns	30
6.7	Tax Matters Partner	30
6.8	Withholding	31

ARTICLE VII Rights, Duties and Restrictions of the General Partner		31
7.1	Expenditures by Partnership	31
7.2	Powers and Duties of the General Partner	32
7.3	Major Decisions	35
7.4	General Partner Participation	36

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7.5	Proscriptions	37
7.6	Additional Partners	37
7.7	Title Holder	37
7.8	Waiver and Indemnification	37
7.9	Limitation of Liability of Directors, Stockholders and Officers of the General Partner	38

ARTICLE VIII Dissolution, Liquidation and Winding-Up		38
8.1	Accounting	38
8.2	Distribution on Dissolution	39
8.3	Sale of Partnership Assets	39
8.4	Distributions in Kind	39
8.5	Documentation of Liquidation	40
8.6	Liability of the Liquidation Agent	40

ARTICLE IX Transfer of Partnership Interests and Related Matters		40
9.1	General Partner Transfers and Deemed Transfers	40
9.2	Transfers by Limited Partners	41
9.3	Issuance of Additional Partnership Units , LP Preferred Units and LTIP Units	42
9.4	Restrictions on Transfer	43
9.5	Shelf Registration Rights	44

ARTICLE X Rights and Obligations of the Limited Partners		46
10.1	No Participation in Management	46
10.2	Bankruptcy of a Limited Partner	46
10.3	No Withdrawal	46
10.4	Duties and Conflicts	46
10.5	Guaranty and Indemnification Agreements	47

ARTICLE XI Grant of Rights to the Limited Partners		48
11.1	Grant of Rights	48
11.2	Limitation on Exercise of Rights	48
11.3	Computation of Purchase Price/Form of Payment	48
11.4	Closing	49
11.5	Closing Deliveries	49
11.6	Term of Rights	49
11.7	Covenants of the General Partner	49
11.8	Limited Partners’ Covenant	50
11.9	Dividends	50

ARTICLE XII General Provisions		50
12.1	Investment Representations	50
12.2	Notices	51
12.3	Successors	51
12.4	Liability of Limited Partners	51
12.5	Effect and Interpretation	51

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12.6	Counterparts	51
12.7	Partners Not Agents	51
12.8	Entire Understanding; Etc.	51
12.9	Severability	52
12.10	Trust Provision	52
12.11	Pronouns and Headings	52
12.12	Assurances	52

EXHIBITS

EXHIBIT A                                                                  Names, Addresses and Ownership Information for Holders of Partnership Units

EXHIBIT B                                                                  Form of Exercise Notice

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FORM OF AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
WASHINGTON PRIME GROUP, L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of                           , 2014, is made by and among WASHINGTON PRIME GROUP INC., an Indiana corporation, as general partner (the “General Partner”), and those persons whose names and addresses are set forth on Exhibit A hereto, as limited partners.

WITNESSETH:

WHEREAS, Simon Property Group, Inc. (“Simon Property”) is the general partner of Simon Property Group, L.P., a Delaware limited partnership;

WHEREAS, Simon Property’s board of directors has determined that it is appropriate and advisable to separate certain of Simon Property’s assets and liabilities from its other businesses (the “Spin-Off”);

WHEREAS, in connection with the Spin-Off, Simon Property has formed Washington Prime Group Inc., an Indiana corporation, which in turn is the general partner of Washington Prime Group, L.P., an Indiana limited partnership which holds certain of the assets and liabilities to be included in the Spin-Off; and

WHEREAS, in connection with the Spin-Off, the Agreement of Limited Partnership of Washington Prime Group, L.P., dated as of January 17, 2014, will be amended and restated and units of Washington Prime Group, L.P. will be issued to the General Partner and the Limited Partners.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

Definitions; Etc.

1.1                               Definitions.  Except as otherwise herein expressly provided the following terms and phrases shall have the meanings set forth below:

“Accountants” shall mean the independent registered public accounting firm or firms selected by the General Partner from time to time on behalf of the Partnership to audit the books and records of the Partnership and to prepare and certify statements and reports in connection therewith.

“Act” shall mean the Uniform Partnership Act as enacted in the State of Indiana, as the same may hereafter be amended from time to time.

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“Additional Units” shall have the meaning set forth in Section 9.3(a) hereof.

“Adjusted Capital Account Balance” shall have the meaning set forth in Section 6.1(b)(1) hereof.

“Adjustment Date” shall have the meaning set forth in Section 4.3(b) hereof.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, and (ii) those administrative costs and expenses and accounting and legal expenses incurred by the General Partner on behalf or for the benefit of the Partnership.

“Affected Gain” shall have the meaning set forth in Section 6.1(g) hereof.

“Affiliate” shall mean, with respect to any Partner (or as to any other Person the affiliates of which are relevant for purposes of any of the provisions of this Agreement):  (i) any member of the Immediate Family of such Partner or Person; (ii) any partner, trustee, beneficiary, member or stockholder of such Partner or Person; (iii) any legal representative, successor or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee or trust for the benefit of such Partner or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Partner or any Person referred to in the preceding clauses (i) through (iv).

“Affiliate Financing” shall mean financing or refinancing obtained from a Partner or an Affiliate of a Partner by the Partnership.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Articles” shall mean the articles of incorporation of the General Partner and all amendments, supplements and restatements thereof.

“Bankruptcy” shall mean, with respect to any Partner, (i) the commencement by such Partner of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner, (iv) the filing of any petition or the commencement of any case or proceeding against such Partner under the federal Bankruptcy Code unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing or commencement, (v) the filing of an answer by such Partner admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner, (vii) the execution by such Partner of a general assignment for the benefit of creditors, (viii) the convening by such Partner of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Partner to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Partner in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

“Capital Account” shall have the meaning set forth in Section 4.8(a) hereof.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Partnership Units held by such Partner (net of liabilities secured by such property which the Partnership assumes or takes subject to).

“Certificate” shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Indiana Secretary of State on January 17, 2014, as it has or may hereafter be amended from time to time in accordance with the terms of this Agreement and the Act.

“Closing Price” on any date shall mean the last sale price per share, regular way, of the Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Shares selected from time to time by the Board of Directors of the General Partner.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

“Computation Date” shall have the meaning set forth in Section 11.3 hereof.

“Consent of the DeBartolos” shall mean consent of those Limited Partners who are “DeBartolos” as defined herein.  NID Corporation (in such capacity the “DeBartolo Designee”) is hereby granted authority by those Limited Partners who are DeBartolos to grant or withhold consent on behalf of the DeBartolos whenever the Consent of the DeBartolos is required hereunder.  The DeBartolos shall have the right, from time to time, by written notice to the Partnership signed by DeBartolos who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the DeBartolos, to substitute a new Person as the DeBartolo Designee for the Person who is then acting as such.  The Partnership, the Partners and all Persons dealing with the Partnership shall be fully protected in relying on any written consent of the DeBartolos which is executed by the Person who is then acting as the DeBartolo Designee.  In the event that at any time there is no DeBartolo Designee, the consent of the DeBartolos shall be given by those DeBartolos who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the DeBartolos.

“Consent of the Limited Partners” shall mean the written consent of a Majority-In-Interest of the Limited Partners (which for this purpose shall not include holders of LTIP Units), which consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-In-Interest of the Limited Partners, unless otherwise expressly provided herein, in their sole and absolute discretion.  Whenever the Consent of the Limited Partners is sought by the General Partner, the request for such consent, outlining in reasonable detail the matter or matters for which such consent is being requested, shall be submitted to all of the Limited Partners, and each Limited Partner shall have at least 15 days to act upon such request.

“Consent of the Simons” shall mean consent of those Limited Partners who are “Simons” as defined herein.  David Simon (the “Simon Designee”) is hereby granted authority by those Limited Partners who are Simons to grant or withhold consent on behalf of the Simons whenever the Consent of the Simons is required hereunder.  The Simons shall have the right from time to time, by written notice to the Partnership signed by Simons who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the Simons, to substitute a new Person as the Simon Designee for the Person who is then acting as such.  The Partnership, the Partners and all Persons dealing with the Partnership shall be fully protected in relying on any written consent of the Simons which is executed by the Person who is then acting as the Simon Designee.  In the event that at any time there is no Simon Designee, the Consent of the Simons shall be given by those Simons who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by the Simons.

“Contributed Funds” shall have the meaning set forth in Section 4.3(b) hereof.

“Contribution Current Per Share Market Price” on any date shall mean the average of the Closing Prices for a period of not less than five consecutive Trading Days nor more than thirty consecutive Trading Days ending on such date, such period determined in the sole and absolute discretion of the General Partner.

“Contribution Date” shall have the meaning set forth in Section 9.3 hereof.

“Contribution Deemed Partnership Unit Value” as of any date shall mean the Contribution Current Per Share Market Price as of the Trading Day immediately preceding such date;

provided, however, that Contribution Deemed Partnership Unit Value shall be adjusted as described in Section 11.7(d) hereof in the event of any stock dividend, stock split, stock distribution or similar transaction.

“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity.  In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select or remove any such trustee shall be deemed to have control of such trust.

“Covered Sale” shall have the meaning set forth in Section 6.2(d) hereof.

“Current Per Share Market Price” on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on such date.

“DeBartolos” shall mean (i) the Estate of Edward J. DeBartolo, (ii) Edward J. DeBartolo, Jr., Marie Denise DeBartolo York, members of the Immediate Family of either of the foregoing, any other members of the Immediate Family of Edward J. DeBartolo, any other lineal descendants of any of the foregoing and any trusts established for the benefit of any of the foregoing, and (iii) NID Corporation and any other Entity Controlled by any one or more of the Persons listed or specified in clauses (i) and (ii) above.

“Deemed Partnership Unit Value” as of any date shall mean the Current Per Share Market Price as of the Trading Day immediately preceding such date; provided, however, that Deemed Partnership Unit Value shall be adjusted as described in Section 11.7(d) hereof in the event of any stock dividend, stock split, stock distribution or similar transaction.

“Depreciation” shall mean for each Partnership Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to a Partnership asset for such year or other period, except that if the Gross Asset Value of a Partnership asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Development Land” shall mean any vacant land suitable for development as a Project.

“Directors” shall mean the members of the Board of Directors of the General Partner.

“Entity” shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exercise Notice” shall have the meaning set forth in Section 11.1 hereof.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“General Partner” shall mean Washington Prime Group Inc. an Indiana corporation.

“GP Preferred Contributed Funds” shall have the meaning set forth in Section 4.3(c) hereof.

“GP Preferred Distribution Requirement” shall have the meaning set forth in Section 4.3(c) hereof.

“GP Preferred Redemption Amount” shall mean, with respect to any class or series of GP Preferred Units, the sum of (i) the amount of any accumulated Preferred Distribution Shortfall with respect to such class or series of GP Preferred Units, (ii) the Preferred Distribution Requirement with respect to such class or series of GP Preferred Units to the date of redemption and (iii) the GP Preferred Redemption Price indicated in the GP Preferred Unit Designation with respect to such class or series of GP Preferred Units.

“GP Preferred Redemption Price” shall have the meaning set forth in Section 4.3(c) hereof.

“GP Preferred Unit Designation” shall have the meaning set forth in Section 4.3(c) hereof.

“GP Preferred Units” means the preferred interests in the Partnership issued to the General Partner pursuant to Section 4.3(c) hereof and having the economic rights, including dividend, redemption and conversion rights and sinking fund provisions, set forth in a GP Preferred Unit Designation.

“Gross Asset Value” shall have the meaning set forth in Section 4.8(b) hereof.

“Gross Income” shall mean the income of the Partnership determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.

“Immediate Family” shall mean, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants by blood or adoption, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law (in each case by whole or half-blood).

“Incurrence” shall have the meaning set forth in Section 10.5(a) hereof.

“Independent Directors” shall mean those Directors who are not employed by the General Partner, a member of the Simons or any Affiliate of such Persons.

“Institutional Investors” shall have the meaning set forth in Rule  501(a)(1)-(3), (7) and (8) of Regulation D promulgated under the Securities Act.

“Institutional Lender” shall mean a commercial bank or trust company, a savings and loan association or an insurance company.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, restrictions, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Limited Partners” unless the context expressly provides otherwise, shall mean those Persons whose names are set forth on Exhibit A, their permitted successors or assigns as limited partners hereof, and/or any Person who, at the time of reference thereto, is a limited partner of the Partnership.

“Limited Partnership Unit” shall mean each Partnership Unit (other than LTIP Units) held by a Limited Partner.

“Liquidation Agent” shall mean such Person as is selected as the Liquidation Agent hereunder by the General Partner, which Person may be the General Partner or an Affiliate of the General Partner, provided such Liquidation Agent agrees in writing to be bound by the terms of this Agreement.  The Liquidation Agent shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidation Agent in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Liquidation Transaction” shall mean any sale of assets of the Partnership in contemplation of, or in connection with, the liquidation of the Partnership.

“Losses” shall have the meaning set forth in Section 6.1(a) hereof.

“LP Preferred Distribution Requirement” means the dividends or distributions required to be made at the time such dividend or distribution is required to be made on a class or series of LP Preferred Units as set forth in the related LP Preferred Unit Designation.

“LP Preferred Unit Designation” shall have the meaning set forth in Section 9.3(b) hereof.

“LP Preferred Units” means the preferred interests in the Partnership issued to a Limited Partner pursuant to Section 9.3(a) hereof and having the economic rights, including distribution, redemption, conversion and exchange rights and sinking fund provisions, set forth in the related LP Preferred Unit Designation.  The number of LP Preferred Units for each outstanding class or series of LP Preferred Units held by each Limited Partner at the date of this Agreement is as set forth on Exhibit A attached hereto.

“LTIP Unit Designation” shall have the meaning set forth in Section 9.3(c) hereof.

“LTIP Units” means long-term incentive plan interests in the Partnership issued hereafter pursuant to Section 9.3(a).  The LTIP Units shall be convertible into Limited Partnership Units under the terms and conditions set forth in a related LTIP Unit Designation.

“Major Decisions” shall have the meaning set forth in Section 7.3(b) hereof.

“Majority-In-Interest of the Limited Partners” shall mean Limited Partner(s) who hold in the aggregate more than fifty percent (50%) of the Partnership Units then held by all the Limited Partners, as a class (excluding any Partnership Units held by the General Partner, any Person Controlled by the General Partner or any Person holding as nominee for the General Partner).

“Minimum Gain” shall have the meaning set forth in Section 6.1(d)(l) hereof.

“Minimum Gain Chargeback” shall have the meaning set forth in Section 6.1(d)(l) hereof.

“Net Financing Proceeds” shall mean the cash proceeds received by the Partnership in connection with any borrowing by or on behalf of the Partnership (whether or not secured), or distributed to the Partnership in respect of any such borrowing by any Subsidiary Entity, after deduction of all costs and expenses incurred by the Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership, or any interest or premium thereon.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the aggregate amount of all cash received by the Partnership from any source for such fiscal period (including Net Sale Proceeds and Net Financing Proceeds but excluding Contributed Funds), less the aggregate amount of all expenses or other amounts paid with respect to such period and such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” shall mean the cash proceeds received by the Partnership in connection with a sale or other disposition of any asset by or on behalf of the Partnership or a sale or other disposition of any asset by or on behalf of any Subsidiary Entity, after deduction of any costs or expenses incurred by the Partnership, or payable specifically out of the proceeds of such sale or other disposition (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or other disposition or which the General Partner elects to repay out of the proceeds of such sale or other disposition, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person), in connection with such sale or other disposition.

“NID Corporation” shall mean NID Corporation, an Ohio corporation formerly known as The Edward J. DeBartolo Corporation.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 6.l(d)(l) hereof.

“Offered Units” shall have the meaning set forth in Section 11.1 hereof.

“Ownership Limit” shall have the meaning set forth in Article Ninth of the Articles.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 6.1(d)(2) hereof.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 6.1(d)(2) hereof.

“Partner Nonrecourse Deduction” shall have the meaning set forth in Section 6.1(d)(2) hereof.

“Partners” shall mean the General Partner and the Limited Partners (including, unless the context expressly indicates otherwise, the holders of LP Preferred Units and LTIP Units), their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.

“Partnership” shall have the meaning set forth in the Recitals.

“Partnership Fiscal Year” shall mean the calendar year.

“Partnership Interest” shall mean the interest of a Partner in the Partnership.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Partnership Record Date” shall mean the record date established by the General Partner for a distribution of Net Operating Cash Flow pursuant to Section 6.2 hereof, which record date shall be the same as the record date established by the General Partner for distribution to its stockholders of some or all of its share of such distribution.

“Partnership Units” or “Units” shall mean the interest in the Partnership of any Partner which entitles a Partner to the allocations (and each item thereof) specified in Section 6.1(b) hereof and all distributions from the Partnership, and its rights of management, consent, approval, or participation, if any, as provided in this Agreement.  Partnership Units do not include Preferred Units and include LTIP Units only to the extent provided in the applicable LTIP Unit Designation.  Each Partner’s percentage ownership interest in the Partnership shall be determined by dividing the number of Partnership Units then owned by each Partner by the total number of Partnership Units then outstanding.  The number of Partnership Units held by the General Partner and by each Limited Partner at the date of this Agreement is as set forth on Exhibit A attached hereto.

“Person” shall mean any individual or Entity.

“Pledge” shall mean granting of a Lien on a Partnership Interest.

“Post-Exchange Distribution” shall have the meaning set forth in Section 6.2(a) hereof.

“Preferred Distribution Requirement” shall mean the GP Preferred Distribution Requirement and the LP Preferred Distribution Requirement.

“Preferred Distribution Shortfall” shall have the meaning set forth in Section 6.2(b)(i) hereof.

“Preferred Shares” shall mean any class of equity securities of the General Partner now or hereafter authorized or reclassified having dividend rights that are superior or prior to dividends payable on the Shares or any other shares of common stock of the General Partner.

“Preferred Units” shall mean GP Preferred Units issued to the General Partner pursuant to Section 4.3(c) hereof and LP Preferred Units issued to a Limited Partner pursuant to Section 9.3(a) hereof.  Unless otherwise specified in the Preferred Unit Designations, as the case may be, the holders of any class or series of Preferred Units shall have such rights to the allocations of Profits and Losses as specified in Section 6.1 hereof and to distributions pursuant to Section 6.2 hereof, but shall not, by reason of their ownership of such Preferred Units, be entitled to participate in the management of the Partnership or to consent to or approve any action which is required by the Act or this Agreement to be approved by any or all of the Partners.

“Preferred Unit Designation” means the GP Preferred Unit Designations and the LP Preferred Unit Designations, collectively.

“Preferred Unit Issue Price” shall mean (i) with respect to GP Preferred Units, (a) the amount of the Required Funds contributed or deemed to have been contributed by the General Partner in exchange for a GP Preferred Unit or (b) in the case of GP Preferred Units issued in respect of a Related Issue issued upon conversion of or in exchange for any LP Preferred Units, the liquidation preference of such GP Preferred Unit upon issuance, and (ii) with respect to LP Preferred Units, the liquidation preference of such LP Preferred Unit upon issuance.

“Profits” shall have the meaning set forth in Section 6.1(a) hereof.

“Project” shall mean any property that is or is planned to be used primarily for retail purposes, and shall include, but is not limited to, a regional mall, a community shopping center, a specialty retail center and a mixed-use property which contains a major retail component.

“Property or Properties” shall mean any Development Land or Project in which the Partnership acquires ownership of (a) the fee or leasehold interest or (b) an indirect fee or leasehold interest through an interest in any other Entity.

“Purchase Price” shall have the meaning set forth in Section 11.3 hereof.

“Qualified REIT Subsidiaries” shall have the meaning set forth in Section 856(i)(2) of the Code.

“Registrable Securities” shall have the meaning set forth in Section 9.5(a) hereof.

“Regulations” shall mean the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Section 6.1(d)(5) hereof.

“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the continuity of existence of the General Partner and its respective subsidiaries, including taxes, fees and assessments associated therewith, and any and all costs, expenses or fees payable to any director or trustee of the General Partner or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the General Partner or its respective subsidiaries and all statements, reports, fees and expenses incidental thereto, including underwriting discounts, selling commissions and placement fees applicable to any such offer of securities; provided, however, that in the case of any such registration of securities on behalf of one or more of the security holders of the General Partner or its respective subsidiaries, REIT Expenses shall not include underwriting discounts or selling commissions), (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner or its respective subsidiaries under federal, state or local laws or regulations, including tax returns and filings with the SEC and any stock exchanges on which the Shares are listed, (iv) costs and expenses associated with compliance by the General Partner or its respective subsidiaries with laws, rules and regulations promulgated by any regulatory body, including the SEC, (v) costs and expenses associated with any 401(k) Plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner or its respective subsidiaries, and (vi) all operating, administrative and other costs incurred by the General Partner or its respective subsidiaries (including attorney’s and accountant’s fees, income and franchise taxes and salaries paid to officers of the General Partner or its respective subsidiaries, but excluding costs of any repurchase by the General Partner of any of its securities and excluding costs associated with activities and business operations not conducted directly or indirectly through the Partnership or any Subsidiary Partnership); provided, however that amounts described herein shall be considered REIT Expenses hereunder only if and to the extent during the fiscal year in question the aggregate amount of such expenses for such fiscal year and all prior fiscal years exceeds the aggregate of (a) all amounts theretofore distributed or distributable to the General Partner by any wholly-owned subsidiary thereof and (b) all amounts theretofore paid to the General Partner pursuant to Section 7.1 hereof.

“REIT Requirements” shall mean all actions or omissions as may be necessary (including making appropriate distributions from time to time) to permit the General Partner and, where applicable, each of its respective subsidiaries and, where applicable, each Subsidiary Entity, to qualify or continue to qualify as a real estate investment trust within the meaning of Section 856 et seq. of the Code, as such provisions may be amended from time to time, or the corresponding provisions of succeeding law.

“Related Issue” shall mean, with respect to a class or series of GP Preferred Units, (a) the class or series of Preferred Shares the sale of which provided the General Partner with the proceeds to contribute to the Partnership in exchange for such GP Preferred Units and (b) the class or series of Preferred Shares issued upon conversion of or in exchange for any LP Preferred Units.

“Required Funds” shall have the meaning set forth in Section 4.3(a) hereof.

“Rights” shall have the meaning set forth in Section 11.1 hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean the shares of Common Stock, par value $0.0001 per share, of the General Partner.

“Shelf Rights Holder” shall have the meaning set forth in Section 9.5 hereof.

“Shelf Registration” shall have the meaning set forth in Section 9.5 hereof.

“Simons” shall mean Melvin Simon, Herbert Simon and David Simon, other members of the Immediate Family of any of the foregoing, any other lineal descendants of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any Entity Controlled by any one or more of the foregoing.

“Subsidiary Entity” shall mean any Entity in which the Partnership owns a direct or indirect equity interest.

“Subsidiary Partnership” shall mean any partnership or limited liability company in which the Partnership owns a direct or indirect equity interest.

“Substituted Limited Partner” shall have the meaning set forth in the Act.

“Tax Matters Partner” shall have the meaning set forth in Section 6.7 hereof.

“Third Party Financing” shall mean financing or refinancing obtained from a Third Party by the Partnership.

“Third Party” or “Third Parties” shall mean a Person or Persons who is or are neither a Partner or Partners nor an Affiliate or Affiliates of a Partner or Partners.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for the transaction of business or, if the Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” shall mean any assignment, sale, transfer, conveyance or other disposition or act of alienation (other than a Pledge), whether voluntary or involuntary or by operation of law.

1.2          Exhibit; Etc.  References in this Agreement to an “Exhibit” are, unless otherwise specified, to one of the Exhibits attached to this Agreement, and references in this Agreement to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.  Each Exhibit attached hereto and referred to herein is hereby incorporated herein by reference.

ARTICLE II

Continuation of Partnership

2.1          Continuation.  The parties hereto do hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Indiana, for the purposes and upon the terms and conditions hereinafter set forth.  The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided.  Promptly upon the execution and delivery of this Agreement, the General Partner shall cause each notice, instrument, document or certificate as may be required by applicable law, and which may be necessary to enable the Partnership to continue to conduct its business, and to own its properties, under the Partnership name to be filed or recorded in all appropriate public offices.  Upon request of the General Partner, the Partners shall execute any assumed or fictitious name certificate or certificates required by law to be filed in connection with the Partnership.  The General Partner shall properly cause the execution and delivery of such additional documents and shall perform such additional acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the continued operation of a limited partnership under the laws of the State of Indiana (it being understood that the General Partner shall be required to provide the Limited Partners with copies of any amendment to the Certificate required to be filed under such laws only upon request) and for the continued operation of a limited partnership in each other jurisdiction in which the Partnership shall conduct business.

2.2          Name.  The name of the Partnership is Washington Prime Group, L.P., and all business of the Partnership shall be conducted under the name of Washington Prime Group, L.P. or such other name as the General Partner may select; provided, however, that the General Partner may not choose the name (or any derivative thereof) of any Limited Partner (other than the names “DeBartolo” or “Simon”) without the prior written consent of such Limited Partner.  All transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name (it being understood that the Partnership may adopt assumed or fictitious names in certain jurisdictions).

2.3          Character of the Business.  The purpose of the Partnership is and shall be to acquire, hold, own, develop, redevelop, construct, reconstruct, alter, improve, maintain, operate, sell, lease, Transfer, encumber, convey, exchange and otherwise dispose of or deal with the Properties and any other real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes.  The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.  In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow or lend money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.

2.4          Location of the Principal Place of Business.  The location of the principal place of business of the Partnership shall be at 225 West Washington Street, Indianapolis, Indiana 46204 or such other location as shall be selected from time to time by the General Partner in its sole discretion; provided, however, that the General Partner shall promptly notify the Limited Partners of any change in the location of the principal place of business of the Partnership.

2.5          Registered Agent and Registered Office.  The Registered Agent of the Partnership shall be Corporation Service Company, or such other Person as the General Partner may select in its sole discretion.  The Registered Office of the Partnership in the State of Indiana shall be c/o Corporation Service Company, 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204, or such other location as the General Partner may select in its sole and absolute discretion.  The General Partner shall promptly notify the Limited Partners of any change in the Registered Agent or Registered Office of the Partnership.

ARTICLE III

Term

3.1          Commencement.  The Partnership commenced business as a limited partnership on January 17, 2014 upon the filing of the Certificate with the Secretary of State of the State of Indiana.

3.2          Dissolution.  The Partnership shall continue until dissolved and terminated upon the earlier of (i) December 31, 2096, or (ii) the earliest to occur of the following events:

(a)           the dissolution, termination, withdrawal, retirement or Bankruptcy of the General Partner unless the Partnership is continued as provided in Section 9.1 hereof;

(b)           the election to dissolve the Partnership made in writing by the General Partner, but only if the consent required by Section 7.3 is obtained;

(c)           the sale or other disposition of all or substantially all the assets of the Partnership; or

(d)           dissolution required by operation of law.

ARTICLE IV

Contributions to Capital

4.1          General Partner Capital Contributions.

(a)           [RESERVED]

(b)           The General Partner shall contribute to the capital of the Partnership, in exchange for Units as provided in Section 4.3(b) hereof, the proceeds of the sale of any Shares.

(c)           All transfer, stamp or similar taxes payable upon any contribution provided for in this Section 4.1 shall be paid by the Partnership.

4.2          Limited Partner Capital Contributions.  Except as expressly provided in Sections 4.3, 4.4, 4.5 and 4.8 below, no Partner may make, and no Partner shall have the obligation to make, additional contributions to the capital of the Partnership without the consent of the General Partner.

4.3          Additional Funds.

(a)           The Partnership may obtain funds (“Required Funds”) which it considers necessary to meet the needs, obligations and requirements of the Partnership, or to maintain adequate working capital or to repay Partnership indebtedness, and to carry out the Partnership’s purposes, from the proceeds of Third Party Financing or Affiliate Financing, in each case pursuant to such terms, provisions and conditions and in such manner (including the engagement of brokers and/or investment bankers to assist in providing such financing) and amounts as the General Partner shall determine to be in the best interests of the Partnership, subject to the terms and conditions of this Agreement.  Any and all funds required or expended, directly or indirectly, by the Partnership for capital expenditures may be obtained or replenished through Partnership borrowings.  Any Third Party Financing or Affiliate Financing obtained by the General Partner for and on behalf of the Partnership may be convertible in whole or in part into Additional Units

(to be issued in accordance with Section 9.3 hereof), may be unsecured, may be secured by mortgage(s) or deed(s) of trust and/or assignments on or in respect of all or any portion of the assets of the Partnership or any other security made available by the Partnership, may include or be obtained through the public or private placement of debt and/or other instruments, domestic and foreign, may include provision for the option to acquire Additional Units (to be issued in accordance with Section 9.3 hereof), and may include the acquisition of or provision for interest rate swaps, credit enhancers and/or other transactions or items in respect of such Third Party Financing or Affiliate Financing; provided, however, that in no event may the Partnership obtain any Affiliate Financing or Third Party Financing that is recourse to any Partner or any Affiliate, partner, stockholder, beneficiary, principal officer or director of any Partner without the consent of the affected Partner and any other Person or Persons to whom such recourse may be had.

(b)           To the extent the Partnership does not borrow all of the Required Funds (and whether or not the Partnership is able to borrow all or part of the Required Funds), the General Partner (or an Affiliate thereof) (i) may itself borrow such Required Funds, in which case the General Partner or its Affiliate shall lend such Required Funds to the Partnership on the same economic terms and otherwise on substantially identical terms, or (ii) may raise such Required Funds in any other manner, in which case, unless such Required Funds are raised by the General Partner through the sale of Preferred Shares, the General Partner shall contribute to the Partnership as an additional Capital Contribution the amount of the Required Funds so raised (“Contributed Funds”) (hereinafter, each date on which the General Partner so contributes Contributed Funds pursuant to this Section 4.3(b) is referred to as an “Adjustment Date”).  Any Required Funds raised from the sale of Preferred Shares shall either be contributed to the Partnership as Contributed Funds or loaned to the Partnership pursuant to Section 4.3(c) below.  In the event the General Partner advances Required Funds to the Partnership pursuant to this Section 4.3(b) as Contributed Funds, then the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the General Partner (or such Affiliate) in connection with raising such Required Funds through a public offering of its securities or otherwise.  If the General Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this Section 4.3(b) from any offering or sale of Shares (including, without limitation, any issuance of Shares pursuant to the exercise of options, warrants, convertible securities or similar rights to acquire Shares), the Partnership shall issue additional Partnership Units to the General Partner to reflect its contribution of the Contributed Funds equal in number to such number of Shares issued in such offering or sale.

(c)           In the event the General Partner contributes to the Partnership any Required Funds obtained from the sale of Preferred Shares (“GP Preferred Contributed Funds”), then the Partnership shall assume and pay the expenses (including any applicable underwriter discounts) incurred by the General Partner in connection with raising such Required Funds.  In addition, the General Partner shall be issued GP Preferred Units of a designated class or series (a) to reflect its contribution of GP Preferred Contributed Funds and (b) to reflect its issuance of a Related Issue upon conversion of or in exchange for any LP Preferred Units.  Each class or series of GP Preferred Units so issued shall be designated by the General Partner to identify such class or series with the class or series of Preferred Shares which constitutes the Related Issue.

Each class or series of GP Preferred Units shall be described in a written document (the “GP Preferred Unit Designation”) that shall set forth, in sufficient detail, the economic rights, including dividend, redemption and conversion rights and sinking fund provisions, of the class or series of GP Preferred Units and the Related Issue.  The number of GP Preferred Units of a class or series shall be equal to the number of shares of the Related Issue sold.  The GP Preferred Unit Designation shall provide for such terms for the class or series of GP Preferred Units that shall entitle the General Partner to substantially the same economic rights as the holders of the Related Issue.  Specifically, the General Partner shall receive distributions on the class or series of GP Preferred Units pursuant to Section 6.2 equal to the aggregate dividends payable on the Related Issue at the times such dividends are paid (the “GP Preferred Distribution Requirement”).  The Partnership shall redeem the class or series of GP Preferred Units for a redemption price per GP Preferred Unit equal to the redemption price per share of the Related Issue, exclusive of any accrued unpaid dividends (the “GP Preferred Redemption Price”) upon the redemption of any shares of the Related Issue.  Each class or series of GP Preferred Units shall also be converted into additional Partnership Units at the time and on such economic terms and conditions as the Related Issue is converted into Shares.  Upon the issuance of any class or series of GP Preferred Units pursuant to this Section 4.3(c), the General Partner shall, upon request, provide the Limited Partners with a copy of the GP Preferred Unit Designation relating to such class or series and such GP Preferred Unit Designation shall be attached as an exhibit to this Agreement.  The General Partner shall have the right, in lieu of contributing to the Partnership proceeds from the sale of Preferred Shares as GP Preferred Contributed Funds, to lend such proceeds to the Partnership.  Any such loan shall be on the same terms and conditions as the Related Issue except that dividends payable on the Related Issue shall be payable by the Partnership to the General Partner as interest, any mandatory redemptions shall take the form of principal payments and no GP Preferred Units shall be issued to the General Partner.  If any such loan is made, the Partnership shall promptly reimburse the General Partner for all expenses (including any applicable underwriter discounts) incurred by the General Partner in connection with raising the Required Funds.  Any such loan made by the General Partner to the Partnership may at any time be contributed to the Partnership as GP Preferred Contributed Funds in exchange for GP Preferred Units as above provided; and if the Related Issue is by its terms convertible into Shares, such loan shall be so contributed to the Partnership prior to the effectuation of such conversion.

4.4                               Redemption; Change in Number of Shares Outstanding.

(a)                                 If the General Partner shall redeem any of its outstanding Shares, the Partnership shall concurrently therewith redeem an equal number of Units held by the General Partner for the same price (as determined in good faith by the Board of Directors of the General Partner) as paid by the General Partner for the redemption of such Shares.

(b)                                 In the event of any change in the outstanding number of Shares by reason of any share dividend, split, reverse split, recapitalization, merger, consolidation or combination, the number of Units held by each Partner (or assignee) shall be proportionately adjusted such that, to the extent possible, one Unit remains the equivalent of one Share without dilution.

4.5                               Stock Option Plan; Dividend Reinvestment Plan; LTIP Units.

(a)                                 If at any time a stock option granted by the Partnership in connection with a stock option plan is exercised in accordance with its terms, and the Partnership chooses not to acquire any or all of the stock required to satisfy such option through open market purchases, the General Partner shall, as soon as practicable after such exercise, sell to the Partnership for use in satisfying such stock option, at a purchase price equal to the Current Per Share Market Price on the date such stock option is exercised, the number of newly issued Shares for which such option is exercised (or, if such stock option is to be satisfied in part through open market purchases, the remaining number of newly issued Shares) and the General Partner shall contribute to the capital of the Partnership, in exchange for additional Partnership Units, an amount equal to the price paid to the General Partner by the Partnership in connection with the Partnership’s purchase of newly issued Shares upon exercise of such stock option.  The number of Partnership Units to be so issued shall be determined by dividing the amount of such capital contribution by the Deemed Partnership Unit Value as of the date of such capital contribution.  The General Partner shall promptly give each Limited Partner written notice of the number of Partnership Units so issued.  The Partnership shall retain the exercise or purchase price paid by the holder of such option for the Shares such holder is entitled to receive upon such exercise.

(b)                                 All amounts received by the General Partner in respect of its dividend reinvestment plan, if any, either (a) shall be utilized by the General Partner to effect open market purchases of Shares, or (b) if the General Partner elects instead to issue new Shares with respect to such amounts, shall be contributed by the General Partner to the Partnership in exchange for additional Partnership Units.  The number of Partnership Units so issued shall be determined by dividing the amount of funds so contributed by the Deemed Partnership Unit Value, computed as of the date such funds are contributed.  The General Partner shall promptly give each Limited Partner written notice of the number of Partnership Units so issued.

(c)                                  Each Person who is issued an LTIP Unit pursuant to Section 9.3(a) shall make a capital contribution in an amount required by the General Partner.

4.6                               No Third Party Beneficiary.  No creditor or other Third Party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

4.7                               No Interest; No Return.  No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.  Except as provided herein or by law, no Partner shall have any right to withdraw any part of its Capital Account or to demand or receive the return of its Capital Contribution from the Partnership.

4.8                               Capital Accounts.

(a)                                 The Partnership shall establish and maintain a separate capital account (“Capital Account”) for each Partner, including a Partner who shall pursuant to the provisions hereof acquire a Partnership Interest, which Capital Account shall be:

(1)                                 credited with the amount of cash contributed by such Partner to the capital of the Partnership; the initial Gross Asset Value (net of liabilities secured by such contributed property that the Partnership assumes or takes subject to) of any other property contributed by such Partner to the capital of the Partnership; such Partner’s distributive share of Profits; and any other items in the nature of income or gain that are allocated to such Partner pursuant to Section 6.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i); and

(2)                                 debited with the amount of cash distributed to such Partner pursuant to the provisions of this Agreement; the Gross Asset Value (net of liabilities secured by such distributed property that such Partner assumes or takes subject to) of any Partnership property distributed to such Partner pursuant to any provision of this Agreement; the amount of unsecured liabilities of such Partner assumed by the Partnership; such Partner’s distributive share of Losses; in the case of the General Partner, payments of REIT Expenses by the Partnership; and any other items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 6.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i).

(3)                                 In the event that any or all of a Partner’s Partnership Units or Preferred Units are transferred within the meaning of Regulations Section 1.704-l(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Partnership Units or Preferred Units so transferred.

In the event that the Gross Asset Values of Partnership assets are adjusted pursuant to Section 4.8(b)(ii) hereof, the Capital Accounts of the Partners shall be adjusted to reflect the aggregate net adjustments as if the Partnership sold all of its properties for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.

A Limited Partner shall be liable unconditionally to the Partnership for all or a portion of any deficit in its Capital Account if it so elects to be liable for such deficit or portion thereof.  Such election may be for either a limited or unlimited amount and may be amended or withdrawn at any time.  The election, and any amendment thereof, shall be made by written notice to the General Partner (and the General Partner shall promptly upon receipt deliver copies thereof to the other Partners) stating that the Limited Partner elects to be liable, and specifying the limitations, if any, on the maximum amount or duration of such liability.  Said election, or amendment thereof, shall be effective only from the date 25 days after written notice thereof is received by the General Partner, and shall terminate upon the date, if any, specified therein as a termination date or upon delivery to the General Partner of a subsequent written notice terminating such election.  A termination of any such election, or an amendment reducing the Limited Partner’s maximum liability thereunder or the duration thereof, shall not be effective to avoid responsibility for any loss incurred prior to such termination or the effective date of such amendment.  Except as provided in this Section 4.8 or as required by law, no Limited Partner shall be liable for any deficit in its Capital Account or be obligated to return any distributions of any kind received from the Partnership.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations.

(b)                                 The term “Gross Asset Value” or “Gross Asset Values” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as reasonably determined by the General Partner;

(ii)                                  the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, immediately prior to the following events:

(A)                               a Capital Contribution (other than a de minimis Capital Contribution, within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(i) of the Regulations) to the Partnership by a new or existing Partner as consideration for Partnership Units;

(B)                               the distribution by the Partnership to a Partner of more than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f)(5)(ii) of the Regulations) of Partnership property as consideration for the redemption of Partnership Units;

(C)                               the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

(D)                               in the sole discretion of the General Partner, any transaction involving LP Preferred Units;

(E)                                in the sole discretion of the General Partner, with respect to the issuance of LTIP Units; and

(F)                                 in the sole discretion of the General Partner, as otherwise authorized by the Regulations; and

(iii)                               the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the General Partner as of the date of distribution.  At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Profits and Losses.  Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts as described in Section 4.8(a) above.

ARTICLE V

Representations, Warranties and Acknowledgment

5.1                               Representations and Warranties by the General Partner.  The General Partner represents and warrants to the Limited Partners and to the Partnership that (i) it is a corporation duly formed, validly existing and in good standing under the laws of its state of incorporation, with full right, corporate power and authority to fulfill all of its obligations hereunder or as contemplated herein; (ii) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action; (iii) this Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of the General Partner and is enforceable against it in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (iv) no authorization, approval, consent or order of any court or governmental authority or agency or any other Entity is required in connection with the execution and delivery of this Agreement by the General Partner, except as may have been received prior to the date of this Agreement; (v) the execution and delivery of this Agreement by the General Partner and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach or violation of, or a default under, any contract, indenture, mortgage, loan agreement, note, lease, joint venture or partnership agreement or other instrument or agreement to which either the General Partner or the Partnership is a party; and (vi) the Partnership Units, upon payment of the consideration therefore pursuant to this Agreement, will be validly issued, fully paid and, except as otherwise provided in accordance with applicable law, non-assessable.

5.2                               Representations and Warranties by the Limited Partners.  Each Limited Partner, for itself only, represents and warrants to the General Partner, the other Limited Partners and the Partnership that (i) all transactions contemplated by this Agreement to be performed by such Limited Partner have been duly authorized by all necessary action; and (ii) this Agreement is binding upon, and enforceable against, such Limited Partner in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.3                               Acknowledgment by Each Partner.  Each Partner hereby acknowledges that no representations as to potential profit, cash flows or yield, if any, in respect of the Partnership or any one or more or all of the Projects owned, directly or indirectly, by the Partnership have been made to it by any other Partner or its Affiliates or any employee or representative of any other Partner or its Affiliates, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute a representation or warranty, express or implied.

ARTICLE VI

Allocations, Distributions and Other Tax and Accounting Matters

6.1                               Allocations.

(a)                                 For the purpose of this Agreement, the terms “Profits” and “Losses” mean, respectively, for each Partnership Fiscal Year or other period, the Partnership’s taxable income or loss for such Partnership Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), adjusted as follows:

(1)                                 any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 6.1(a) shall be added to such taxable income or loss;

(2)                                 in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Fiscal Year or other period;

(3)                                 any items that are specially allocated pursuant to Section 6.1(d) hereof shall not be taken into account in computing Profits or Losses; and

(4)                                 any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as such under Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this Section 6.1(a) shall be deducted in calculating such taxable income or loss.

(b)                                 Except as otherwise provided in Section 6.1(d) hereof and this Section 6.1(b), the Profits and Losses of the Partnership (and each item thereof) for each Partnership Fiscal Year shall be allocated among the Partners in the following order of priority, unless otherwise specified in a Preferred Unit Designation:

(1)                                 First, Profits shall be allocated to the holders of Preferred Units so as to cause the Adjusted Capital Account Balance attributable to the Preferred Units to equal the amount that would be distributed with respect to the Preferred Units, determined without regard to any redemption premium to which such Preferred Units may be entitled assuming for this purpose that the Partnership was liquidated, as of the end of the period for which such allocation is being made.  For purposes of this Section, the term “Adjusted Capital Account Balance” means the Capital Account computed to reflect adjustments made in accordance with Regulation Section 1.704-1(b)(2)(ii)(d) (including adjustments for Partnership Minimum Gain and Partner Minimum Gain).

(2)                                 Second, for any Partnership Fiscal Year ending on or after a date on which Preferred Units are redeemed, Profits (or Losses) shall be allocated to the holders of such Preferred Units in an amount equal to the excess (or deficit) of the sum of the applicable Preferred Redemption Amounts for the Preferred Units that have been or are being redeemed during such Partnership Fiscal Year over the Preferred Unit Issue Price of such GP Preferred Units.  In addition, in the event that the Partnership is liquidated pursuant to Article VIII, the allocation described above shall be made to the holders of Preferred Units with respect to all GP Preferred Units then outstanding.

(3)                                 Third, except as otherwise required by the Regulations, any remaining Profits and Losses shall be allocated among the Partners in accordance with their proportionate ownership of Partnership Units, including LTIP Units to the extent provided in the applicable LTIP Unit Designation.

(4)                                 Notwithstanding subparagraphs (1), (2) and (3), Profits and Losses from a Liquidation Transaction shall be allocated as follows unless otherwise specified in a Preferred Unit Designation:

First, Profits (or Losses) shall be allocated to the holders of Preferred Units in an amount equal to the excess (or deficit) of the sum of the applicable Preferred Redemption Amounts of the Preferred Units which have been or will be redeemed with the proceeds of the Liquidation Transaction over the Preferred Unit Issue Price of such Preferred Units;

Second, Profits (or Losses) shall be allocated among the Partners so that the Capital Accounts of the Partners (excluding from the Capital Account of any Partner the amount attributable to its Preferred Units) are proportional to the number of Partnership Units held by each Partner; and

Third, any remaining Profits and Losses shall be allocated among the Partners in accordance with their proportionate ownership of Partnership Units.

(c)                                  For the purpose of Section 6.1(b) hereof, gain or loss resulting from any disposition of Partnership property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for federal income tax purposes differs from its Gross Asset Value.

(d)                                 Notwithstanding the foregoing provisions of this Section 6.1, the following provisions shall apply:

(1)                                 A Partner shall not receive an allocation of any Partnership deduction that would result in total loss allocations attributable to “Nonrecourse Liabilities” (as defined in Regulations Section 1.704-2(b)(3)) in excess of such Partner’s share of Minimum Gain (as determined under Regulations Section 1.704-2(g)).  The term “Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(d) by computing, with respect to each Nonrecourse Liability of the Partnership, the amount of gain, if any, that the Partnership would realize if it disposed of the property subject to such liability for no consideration other than full satisfaction thereof, and by then aggregating the amounts so computed.  If the Partnership makes a distribution allocable to the proceeds of a Nonrecourse Liability, in accordance with Regulation Section 1.704-2(h), the distribution will be treated as allocable to an increase in Partnership Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Nonrecourse Liabilities that exceeds the property’s adjusted tax basis.  If there is a net decrease in Partnership Minimum Gain for a Partnership Fiscal Year, in accordance with Regulations Section 1.704-2(f) and the exceptions contained therein, the Partners shall be allocated items of Partnership income and gain for such Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to the Partners’ respective shares of the net decrease in Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2) (the “Minimum Gain Chargeback”).  The items to be allocated pursuant to this Section 6.1(d)(1) shall be determined in accordance with Regulations Section 1.704-2(f) and (j).

(2)                                 Any item of “Partner Nonrecourse Deduction” (as defined in Regulations Section 1.704-2(i)) with respect to a “Partner Nonrecourse Debt” (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated to the Partner or Partners who bear the economic risk of loss for such Partner Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(l).  If the Partnership makes a distribution allocable to the proceeds of a Partner Nonrecourse Debt, in accordance with Regulation Section 1.704-2(i)(6) the distribution will be treated as allocable to an increase in Partner Minimum Gain to the extent the increase results from encumbering Partnership property with aggregate Partner Nonrecourse Debt that exceeds the property’s adjusted tax basis.  Subject to Section 6.1(d)(1) hereof, but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt (such Minimum Gain being hereinafter referred to as “Partner Nonrecourse Debt Minimum Gain”) for a Partnership Fiscal Year, then after taking into account allocations pursuant to Section 6.1(d)(1) hereof, but before any other allocations are made for such taxable year, and subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Partner with a share of Partner Non-recourse Debt Minimum Gain at the beginning of such Partnership Fiscal Year shall be allocated items of income and gain for such Partnership Fiscal Year (and, if necessary, for subsequent Partnership Fiscal Years) equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2).  The items to be allocated pursuant to this Section 6.1(d)(2) shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (j).

(3)                                 Pursuant to Regulations Section 1.752-3(a)(3), for the purpose of determining each Partner’s share of excess nonrecourse liabilities of the Partnership, and solely for such purpose, each Partner’s interest in Partnership profits shall be determined by any reasonable method chosen by the General Partner including, without limitation, the principles set forth in Rev. Rul. 95-41, 1995-1 C.B. 132.

(4)                                 No Limited Partner shall be allocated any item of deduction or loss of the Partnership if such allocation would cause such Limited Partner’s Capital Account to become negative by more than the sum of (i) any amount such Limited Partner is obligated to restore upon liquidation of the Partnership, plus (ii) such Limited Partner’s share of the Partnership’s Minimum Gain and Partner Nonrecourse Debt Minimum Gain.  An item of deduction or loss that cannot be allocated to a Limited Partner pursuant to this Section 6.1(d)(4) shall be allocated to the General Partner.  For this purpose, in determining the Capital Account balance of such Limited Partner, the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5)  and (6) shall be taken into account.  In the event that (A) any Limited Partner unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and (B) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Limited Partner is obligated to restore or deemed obligated to restore under Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that, as of the end of the Partnership Fiscal Year, reasonably are expected to be made to such Limited Partner) in such Limited Partner’s Capital Account as of the end of the Partnership Fiscal Year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Partnership Fiscal Year and each subsequent Partnership Fiscal Year shall be allocated to such Limited Partner until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated.  In the event that this Section 6.1(d)(4) and Section 6.1(d)(1) and/or (2) hereof apply, Section 6.1(d)(1) and/or (2) hereof shall be applied prior to this Section 6.1(d)(4).

(5)                                 The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under this Section 6.1 shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not been made.  This Section 6.1(d)(5) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.  For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under this Section 6.1(d) (other than this Section 6.1(d)(5)).

(e)                                  In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal income tax purposes, be allocated among the Partners on a property by property basis so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial

Gross Asset Value of such property.  If the Gross Asset Value of any Partnership property is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gains or losses from taxable sales or other dispositions and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder.  In furtherance of the foregoing, the Partnership shall employ the method prescribed in Regulations Section 1.704-3(b) (the “traditional method”) or the equivalent successor provision(s) of proposed, temporary or final Regulations.  The Partnership shall allocate items of income, gain, loss and deduction allocated to it by a Subsidiary Entity to the Partner or Partners contributing the interest or interests in such subsidiary Entity, so that, to the greatest extent possible and consistent with the foregoing, such contributing Partner or Partners are allocated the same amount and character of items of income, gain, loss and deduction with respect to such Subsidiary Entity that they would have been allocated had they contributed undivided interests in the assets owned by such Subsidiary Entity to the Partnership in lieu of contributing the interest or interests in the Subsidiary Entity to the Partnership.

(f)                                   Notwithstanding anything to the contrary contained in this Section 6.1, the allocation of Profits and Losses for any Partnership Fiscal Year during which a Person acquires a Partnership Interest (other than upon formation of the Partnership) pursuant to Section 4.3(b) or otherwise, shall take into account the Partners’ varying interests for such Partnership Fiscal Year pursuant to any method permissible under Section 706 of the Code that is selected by the General Partner (notwithstanding any agreement between the assignor and assignee of such Partnership Interest although the General Partner may recognize any such agreement), which method may take into account the date on which the Transfer or an agreement to Transfer becomes irrevocable pursuant to its terms, as determined by the General Partner; provided, that the allocation of Profits and Losses with respect to a Partnership Unit acquired during a fiscal quarter of the Partnership shall be appropriately adjusted in accordance with Section 6.2(c)(ii) below.

(g)                                  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other tax items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year or other applicable period, such deductions shall be deemed allocated on the same basis as Profits or Losses for such respective period.

(h)                                 The Profits, Losses, gains, deductions and credits of the Partnership (and all items thereof) for each Partnership Fiscal Year shall be determined in accordance with the accounting method followed by the Partnership for federal income tax purposes.

(i)            Except as provided in Sections 6.1(e) and 6.1(g) hereof, for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction has been allocated pursuant to this Section 6.1.

(j)            To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-2(i)(6), the General Partner shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Partner’s Capital Account that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership’s taxable year in which the distribution occurs.

(k)           If any Partner sells or otherwise disposes of any property, directly or indirectly, to the Partnership, and as a result thereof, gain on a subsequent disposition of such property by the Partnership is reduced pursuant to Section 267(d) of the Code, then, to the extent permitted by applicable law, gain for federal income tax purposes attributable to such subsequent disposition shall first be allocated among the Partners other than the selling Partner in an amount equal to such Partners’ allocations of “book” gain on the property pursuant to this Section 6.1, and any remaining gain for federal income tax purposes shall be allocated to the selling Partner.

6.2          Distributions.

(a)           Except with respect to the liquidation of the Partnership and subject to the priority set forth in Sections 6.2(b) and (c) and in any Preferred Unit Designation, the General Partner shall cause the Partnership to distribute all or a portion of Net Operating Cash Flow to the Partners who are such on the relevant Partnership Record Date from time to time as determined by the General Partner, but in any event not less frequently than quarterly, in such amounts as the General Partner shall determine in its sole discretion; provided, however, that, except as provided in Sections 6.2(b) and (c) all such distributions shall be made pro rata in accordance with the outstanding Partnership Units on the relevant Partnership Record Date.  In no event may a Limited Partner receive a distribution of Net Operating Cash Flow with respect to a Partnership Unit that such Partner has exchanged on or prior to the relevant Partnership Record Date for a Share, pursuant to the Rights granted under Section 11.1 (a “Post-Exchange Distribution”); rather, all such Post-Exchange Distributions shall be distributed to the General Partner.

(b)           Except to the extent Net Operating Cash Flow is distributed pursuant to Section 6.2(c), and except with respect to the liquidation of the Partnership, distributions of Net Operating Cash Flow shall be made in the following order of priority unless otherwise specified in the Preferred Unit Designations, in which case the provisions of the Preferred Unit Designations shall control;

(i)            First, to the extent that the amount of Net Operating Cash Flow distributed to the holders of any class or series of Preferred Units for any prior quarter was less than the Preferred Distribution Requirement for such class or series for such quarter, and has not been subsequently distributed pursuant to this Section 6.2(b)(i) or otherwise in accordance with the related Preferred Unit Designation (a “Preferred Distribution Shortfall”), Net Operating Cash Flow shall be distributed to the holders of Preferred Units (in accordance with their respective priority as set forth in the Preferred Unit Designations) in an amount necessary to satisfy such Preferred Distribution Shortfall for each such class or series for the current and all prior Partnership Fiscal Years.  In the event that the Net Operating Cash Flow distributed for a particular quarter is less than the Preferred Distribution Shortfall for all classes or series of Preferred Units, then all Net Operating Cash Flow for the current quarter shall be distributed to the holders of Preferred Units in accordance with their respective priority as set forth in the Preferred Unit Designations.

(ii)           Second, Net Operating Cash Flow shall be distributed to the holders of Preferred Units in an amount equal to the Preferred Distribution Requirement for the then current quarter for each outstanding Preferred Unit.  In the event that the amount of Net Operating Cash Flow distributed for a particular quarter pursuant to this subparagraph (b)(ii) is less than the Preferred Distribution Requirement for such quarter, then all such Net Operating Cash Flow for such quarter shall be distributed to the holders of Preferred Units in accordance with their respective priority as set forth in the Preferred Unit Designations.

(iii)          Unless otherwise specified in any LTIP Unit Designation, the balance of the Net Operating Cash Flow to be distributed, if any, shall be distributed to holders of Partnership Units.

(c)           (i)            If in any quarter the Partnership redeems any outstanding GP Preferred Units, unless and except to the extent that such redemption is effected out of borrowed funds, Capital Contributions or other sources, Net Operating Cash Flow shall be distributed to the General Partner in an amount equal to the applicable GP Preferred Redemption Amount for the GP Preferred Units being redeemed before being distributed pursuant to Section 6.2(b).

(ii)           Notwithstanding anything to the contrary contained in this Section 6.2, unless expressly waived in writing by the General Partner, the distribution of Net Operating Cash Flow with respect to a Partnership Unit acquired during a fiscal quarter of the Partnership shall be an amount equal to the product of (i) the amount of Net Operating Cash Flow otherwise distributable to a Partnership Unit held during such fiscal quarter and (ii) (a) the number of days remaining in such fiscal quarter, determined as of the date such Partnership Unit was acquired, divided by (b) the total number of days in such fiscal quarter.

(d)           Notwithstanding the provision of the first sentence of Section 6.2(a), the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts, in accordance with Section 6.2(a) above, to enable the General Partner to pay stockholder dividends that will (i) satisfy the REIT Requirements, and (ii) avoid any federal income or excise tax liability of the General Partner.

6.3          Books of Account; Segregation of Funds.

(a)           At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by Persons engaged in a business of a like kind and character.  In addition, the Partnership shall keep all records as required to be kept pursuant to the Act.  The books and records of account shall be kept at the principal office of the Partnership, and each Partner and its representatives shall at all reasonable times have access to such books and records and the right to inspect and copy the same.

(b)           The Partnership shall not commingle its funds with those of any other Person or Entity; funds and other assets of the Partnership shall be separately identified and segregated; all of the Partnership’s assets shall at all times be held by or on behalf of the Partnership and, if held on behalf of the Partnership by another Entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership; and the Partnership shall maintain its own separate bank accounts, payroll and books of account.  The foregoing provisions of this Section 6.3(b) shall not apply with respect to funds or assets of any Subsidiary Entities of the Partnership.

6.4          Reports.  Within ninety (90) days after the end of each Partnership Fiscal Year, the Partnership shall cause to be prepared and transmitted to each Partner an annual report of the Partnership relating to the previous Partnership Fiscal Year containing a balance sheet as of the year then ended, a statement of financial condition as of the year then ended, and statements of operations, cash flow and Partnership equity for the year then ended, which annual statements shall be prepared in accordance with GAAP and shall be audited by the Accountants.  The Partnership shall also cause to be prepared and transmitted to each Partner within forty-five (45) days after the end of each of the first three (3) quarters of each Partnership Fiscal Year a quarterly unaudited report containing a balance sheet, a statement of the Partnership’s financial condition and statements of operations, cash flow and Partnership equity, in each case relating to the fiscal quarter then just ended, and prepared in accordance with GAAP.  The annual and quarterly reports of the General Partner filed pursuant to the Securities Exchange Act of 1934 shall satisfy the foregoing obligations of the Partnership, and such reports shall be deemed delivered to each Partner upon public filing thereof with the U.S. Securities and Exchange Commission.  The Partnership shall further cause to be prepared and transmitted to the General Partner (i) such reports and/or information as are necessary for it to fulfill its obligations under the Securities Act, the Securities Exchange Act of 1934 and the applicable stock exchange rules, and under any other regulations to which such Partner or the Partnership may be subject, and (ii) such other reports and/or information as are necessary for the General Partner to determine and maintain its qualification as a REIT under the REIT Requirements, its earnings and profits derived from the Partnership, its liability for a tax as a consequence of its Partnership Interest and distributive share of taxable income or loss and items thereof, in each case in a manner that will permit the General Partner to comply with its respective obligations to file federal, state and local tax returns and information returns and to provide its stockholders with tax information.  The General Partner shall provide to each Partner copies of all reports it provides to its stockholders at the same time such reports are distributed to such stockholders.  The General Partner shall also promptly notify the Partners of all actions taken by the General Partner for which it has obtained the Consent of the Limited Partners.

6.5          Audits.  Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants.

6.6          Tax Returns.

(a)           Consistent with all other provisions of this Agreement, the General Partner shall determine the methods to be used in the preparation of federal, state, and local income and other tax returns for the Partnership in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of Depreciation and cost recovery, credits and tax accounting methods and procedures, and all tax elections.

(b)           The General Partner shall, at least 30 days prior to the due dates (as extended) for such returns, but in no event later than July 5 of each year, cause the Accountants to prepare and submit to the DeBartolo Designee and the Simon Designee for their review, drafts of all federal and state income tax returns of the Partnership for the preceding year, and the General Partner shall consult in good faith with the DeBartolo Designee and the Simon Designee regarding any proposed modifications to such tax returns of the Partnership.

(c)           The Partnership shall timely cause to be prepared and transmitted to the Partners, federal and appropriate state and local Partnership Income Tax Schedules “K-1” or any substitute therefor, with respect to each Partnership Fiscal Year on appropriate forms prescribed.  The Partnership shall make reasonable efforts to prepare and submit such forms before the due date for filing federal income tax returns for the fiscal year in question (determined without extensions), and shall in any event prepare and submit such forms on or before July 15 of the year following the fiscal year in question.

6.7          Tax Matters Partner.  The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, that (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the General Partner shall give prompt notice to the Partners of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; (iii) the General Partner shall promptly notify the Partners if it does not intend to file for judicial review with respect to the Partnership; and (iv) as Tax Matters Partner, the General

Partner shall not be entitled to bind a Partner by any settlement agreement (within the meaning of Section 6224 of the Code) unless such Partner consents thereto in writing and shall notify the Partners in a manner and at such time as is sufficient to allow the Partners to exercise their rights pursuant to Section 224(c)(3) of the Code; (v) the General Partner shall consult in good faith with the Simon Designee and the DeBartolo Designee regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership or a Property before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, including the General Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; and (vi) the General Partner shall consult in good faith with the Simon Designee and the DeBartolo Designee regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition.

6.8          Withholding.  Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445, or 1446.  Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen (15) days after repayment is demanded of the Partner in question, and shall be repaid through withholding of subsequent distributions to such Partner.  Nothing in this Section 6.8 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds from Third Parties in order to make payments on account of any liability of the Partnership under a withholding tax act.  Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.

ARTICLE VII

Rights, Duties and Restrictions of the General Partner

7.1          Expenditures by Partnership.  The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership.  All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall have been made other than out of the funds of the Partnership.  The Partnership shall also assume, and pay when due, the Administrative Expenses and such portion of the General Partner’s and its respective subsidiaries’

REIT Expenses as shall be appropriately allocated to the Partnership by the General Partner in the exercise of its reasonable business judgment.

7.2          Powers and Duties of the General Partner.  The General Partner shall be responsible for the management of the Partnership’s business and affairs.  Except as otherwise herein expressly provided, and subject to the limitations contained in Section 7.3 hereof with respect to Major Decisions, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized.  Any action by the General Partner relating to any transactions involving the Partnership or a Subsidiary Entity in which the Simons, the DeBartolos or any Affiliate of the Simons or the DeBartolos has an interest (other than a non-controlling minority equity interest, which has no management or veto powers, in a Person, other than the Partnership or a Subsidiary Entity, which is engaged in such transaction) other than through ownership of Partnership Units, shall require the prior approval of a majority of the Independent Directors.  Except as otherwise expressly provided herein and subject to Section 7.3 hereof, the General Partner shall have, for and on behalf of the Partnership, the right, power and authority:

(a)           To manage, control, hold, invest, lend, reinvest, acquire by purchase, lease, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage or otherwise encumber, abandon, improve, repair, construct, maintain, operate, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership, and in addition, without limiting the foregoing, upon the affirmative vote of no fewer than three (3) of the Independent Directors of the General Partner who are not Affiliates of the DeBartolos, the General Partner shall authorize and require the sale of any property owned by the Partnership or a Subsidiary Entity.

(b)           To acquire, directly or indirectly, interests in real or personal property (collectively, “property”) of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any property, interests therein or parts thereof; to improve, develop or redevelop any property; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease and to sell on any terms; to convey, to mortgage, pledge or otherwise encumber any property, or any part thereof; to lease any property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange any property, or any part thereof, for other property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to any property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on any property; to insure any Person having an interest in or responsibility for the care, management or repair of any property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey any property held in such land trust or to execute and deliver deeds, mortgages, notes and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; and to execute assignments of all or any part of the beneficial interest in such land trust;

(c)           To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, employees, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)           To enter into contracts on behalf of the Partnership;

(e)           To borrow or lend money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure from any Person credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise or liquidate any such loan, advance, credit, obligation or liability (including by deeding property to a lender in lieu of foreclosure);

(f)            To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney for the Partnership may deem necessary, proper or advisable;

(g)           To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership or any Affiliate thereof, for the conservation of the Partnership’s assets (or the assets of any Affiliate thereof) or for any purpose convenient or beneficial to the Partnership or any Affiliate thereof;

(h)           To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the

Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)            To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k)           To take all reasonable measures necessary to insure compliance by the Partnership with contractual obligations and other arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(l)            To maintain the Partnership’s books and records;

(m)          To create or maintain Affiliates engaged in activities that the Partnership could itself undertake; and

(n)           To prepare and deliver, or cause to be prepared and delivered by the Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal, state and local tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to Third Parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to Third Parties or to undertake any individual liability or obligation on behalf of the Partnership.

Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect or further the ability of the General Partner and its respective Subsidiary Entities, as applicable, to continue to qualify as REITs or (ii) to avoid the General Partner’s incurring any taxes under Section 857 or Section 4981 of the

Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.  Nothing, however, in this Agreement shall be deemed to give rise to any liability on the part of a Limited Partner for the General Partner’s or any of its applicable Subsidiary Entity’s failure to qualify or continue to qualify as a REIT or a failure to avoid incurring any taxes under the foregoing sections of the Code, unless such failure or failures result from an act of the Limited Partner which constitutes a breach of this Agreement (including, without limitation, Section 10.4(b)).

7.3          Major Decisions.

(a)           The General Partner shall not, without the Consent of the Limited Partners, (y) on behalf of the Partnership, amend, modify or terminate this Agreement other than to reflect (A) the admission of Additional Limited Partners pursuant to Section 9.3, (B) the making of additional Capital Contributions and the issuance of additional Partnership Units by reason thereof, all in accordance with the terms of this Agreement, (C) the issuance of LTIP Units pursuant to Section 9.3(a), (D) the withdrawal or assignment of the interest of any Partner in accordance with the terms of this Agreement, or (E) any changes necessary to satisfy the REIT Requirements, or (z) permit the Partnership, on behalf of any Subsidiary Partnership, to amend, modify or terminate the organizing agreement pursuant to which such Subsidiary Partnership operates other than to reflect (A) the admission of additional limited partners therein pursuant to the terms thereof, (B) the making of additional capital contributions thereto pursuant to the terms thereof, (C) the withdrawal or assignment of the interest of any partner thereof pursuant to the terms thereof, (D) any changes necessary to satisfy the REIT Requirements, or (E) any amendment, modification or termination which the General Partner reasonably determines will not adversely affect any Partner.  Notwithstanding the foregoing, this Agreement shall not be modified or amended without the prior written consent of each Partner adversely affected if such modification or amendment would (i) convert a Limited Partner’s interest in the Partnership to a general partnership interest, (ii) modify the limited liability of a Limited Partner, (iii) reduce the interest of any Partner in the Partnership, (iv) reduce any Partner’s share of distributions made by the Partnership, (v) amend this Section 7.3 or Section 7.5 or (vi) create any obligations for any Limited Partner or deprive any Limited Partner of (or otherwise impair) any other rights it may have under this Agreement (including in respect of tax allocations, rights to indemnification under Section 7.8, rights of the Limited Partner or a Secured Creditor of a Limited Partner under Section 9.2 (which rights are subject to the restrictions set forth in Section 9.4), rights of a Limited Partner under Section 9.5 or Article XI, or the rights of a Limited Partner under Section 10.4(a) or 10.5); provided, however, that an amendment or modification that reduces the percentage ownership interest of any Partner in the Partnership or reduces any Partner’s share of distributions made by the Partnership shall not require the consent of any Partner if such change is made on a uniform or pro-rata basis with respect to all Partners.

(b)           For all periods during which the Simons hold at least ten percent of the Partnership Units then outstanding, the General Partner shall not, without the prior Consent of the Simons, on behalf of the Partnership, undertake any of the following actions (together with any act described in paragraph (a) hereof, the “Major Decisions”):

(i)            Make a general assignment for the benefit of creditors (or cause or permit (if permission of the Partnership or any Subsidiary Partnership is required) such an assignment to be made on behalf of a Subsidiary Partnership) or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership (or any Subsidiary Partnership);

(ii)           take title to any personal or real property, other than in the name of the Partnership or a Subsidiary Entity or pursuant to Section 7.7 hereof;

(iii)          institute any proceeding for Bankruptcy on behalf of the Partnership, or cause or permit (if permission of the Partnership or any Subsidiary Partnership is required) the institution of any such proceeding on behalf of any Subsidiary Partnership;

(iv)          act or cause the taking or refraining of any action with respect to the dissolution and winding up of the Partnership (or any Subsidiary Partnership) or an election to continue the Partnership (or any Subsidiary Partnership) or to continue the business of the Partnership (or any Subsidiary Partnership); or

(v)           sell, exchange, Transfer or otherwise dispose of all or substantially all of the Partnership’s assets.

(c)           The General Partner shall not, without the prior Consent of the Limited Partners,

(i)            amend the Articles of the General Partner to increase or decrease the Ownership Limit or alter any other provision of said Articles or of any of the definitions of defined terms contained in such Articles which would have the effect of changing the Ownership Limit in any way;

(ii)           except in connection with the dissolution and winding-up of the Partnership by the Liquidation Agent, agree to or consummate the merger or consolidation of the Partnership or the voluntary sale or other Transfer of all or substantially all of the Partnership’s assets in a single transaction or related series of transactions (without limiting the transactions which will not be deemed to be a voluntary sale or Transfer, the foreclosure of a mortgage lien on any Property or the grant by the Partnership of a deed in lieu of foreclosure for such Property shall not be deemed to be such a voluntary sale or other Transfer); or

(iii)          dissolve the Partnership.

Without the consent of all the Limited Partners, the General Partner shall have no power to do any act in contravention of this Agreement or applicable law.

7.4          General Partner Participation.  The General Partner agrees that (a) substantially all activities and business operations of the General Partner, including but not limited to, activities pertaining to the acquisition, development, redevelopment and ownership of properties, shall be conducted directly or indirectly through the Partnership or any Subsidiary Partnership or Subsidiary Entity, (b) except for a property acquisition authorized by the General Partner with the Consent of the Limited Partners, all property acquisitions shall henceforth be made through the Partnership or any Subsidiary Partnership or Subsidiary Entity, and (c) except as provided below any funds raised by the General Partner whether by issuance of stock, borrowing or otherwise, will be made available to the Partnership whether as capital contributions, loans or otherwise, as appropriate.  Notwithstanding the provisions of the preceding sentence, the General Partner shall have the right to form Qualified REIT Subsidiaries to act as general partners of Subsidiary Partnerships of the Partnership.  The General Partner agrees to conduct its affairs, to the extent it is so able to do, in a manner which will preserve the equivalence in value between a Share and a Partnership Unit.

7.5                               Proscriptions.  The General Partner shall not have the authority to:

(a)                                 Do any act in contravention of this Agreement;

(b)                                 Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

(c)                                  Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or any other instrument or document on behalf of the Partnership, and any such Person shall be fully protected in relying upon such authority.

7.6                               Additional Partners.  Additional Partners may be admitted to the Partnership only as provided in Section 9.3 hereof.

7.7                               Title Holder.  To the extent allowable under applicable law, title to all or any part of the Properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, limited liability company, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership.  Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.

7.8                               Waiver and Indemnification.  Neither the General Partner,  nor any of its Affiliates, directors, trust managers, officers, stockholders, nor any Person acting on their behalf pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner’s, or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, willful misconduct or gross negligence.  The General Partner acknowledges that it owes fiduciary duties both to its stockholders and to the Limited Partners and it shall use its reasonable efforts to discharge such duties to each; provided, however, that in the event of a conflict between the interests of the stockholders of the General Partner and the interests of the Limited Partners, the Limited Partners agree that the General Partner shall discharge its fiduciary duties to the Limited Partners by acting in the best interests of the General Partner’s stockholders.  Nothing contained in the preceding sentence shall be construed as entitling the General Partner to realize any profit or gain from any transaction between the General Partner and the Partnership (except as may be required by law upon a distribution to the General Partner), including from the lending of money by the General Partner to the Partnership or the contribution of property by the General Partner to the Partnership, it being understood that in any such transaction the General Partner shall be entitled to cost recovery only.  The Partnership shall, and hereby does, indemnify and hold harmless each of the General Partner and its Affiliates, their respective directors, officers, stockholders and any other individual acting on its or their behalf to the extent such Persons would be indemnified by the General Partner pursuant to the Articles of the General Partner if such Persons were directors, officers, agents or employees of the General Partner; provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.  The Partnership shall, and hereby does, indemnify each Limited Partner and its Affiliates, their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs (including costs of defense) incurred by it as a result of any litigation or other proceeding in which any Limited Partner is named as a defendant or any claim threatened or asserted against any Limited Partner, in either case which relates to the operations of the Partnership or any obligation assumed by the Partnership, unless such costs are the result of misconduct on the part of, or a breach of this Agreement by, such Limited Partner; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

7.9                               Limitation of Liability of Directors, Stockholders and Officers of the General Partner.  Any obligation or liability whatsoever of the General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the General Partner or the Partnership only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of the General Partner’s directors, stockholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE VIII

Dissolution, Liquidation and Winding-Up

8.1                               Accounting.  In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified by the Accountants) shall be made of the Capital Account of each Partner and of the Profits or Losses of the Partnership from the date of the last previous accounting to the date of dissolution.  Financial statements presenting such accounting shall include a report of the Accountants.

8.2                               Distribution on Dissolution.  In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a)                                 Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

(b)                                 Establishment of reserves as determined by the General Partner to provide for contingent liabilities, if any;

(c)                                  Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

(d)                                 To the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those distributions made pursuant to this Section 8.2(d), Section 8.3 or Section 8.4 hereof).

If upon dissolution and termination of the Partnership the Capital Account of any Partner is less than zero, then such Partner shall have no obligation to restore the negative balance in its Capital Account unless and except to the extent that such Partner has so elected under Section 4.8.  Whenever the Liquidation Agent reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.

8.3                               Sale of Partnership Assets.  In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidation Agent may sell Partnership property; provided, however, that all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidation Agent solely on an “arm’s length” basis, at the best price and on the best terms and conditions as the Liquidation Agent in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partners.  The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, purchase money mortgages, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner.  The Liquidation Agent shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full or otherwise discharged or settled.

8.4                               Distributions in Kind.  In the event that it becomes necessary to make a distribution of Partnership property in kind in connection with the liquidation of the Partnership, the

General Partner may, if it determines that to do so would be in the best interest of the Partners and obtains the Consent of the Limited Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 8.2 hereof.  Immediately prior to the distribution of Partnership property in kind, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (to the extent not previously reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value as of the date of the distribution.

8.5                               Documentation of Liquidation.  Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidation Agent shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.

8.6                               Liability of the Liquidation Agent.  The Liquidation Agent shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidation Agent’s taking of any action authorized under or within the scope of this Agreement; and provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership; and provided further, however, that the Liquidation Agent shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

(a)                                 A matter entirely unrelated to the Liquidation Agent’s action or conduct pursuant to the provisions of this Agreement; or

(b)                                 The proven misconduct or gross negligence of the Liquidation Agent.

ARTICLE IX

Transfer of Partnership Interests and Related Matters

9.1                               General Partner Transfers and Deemed Transfers.  The General Partner shall not (i) withdraw from the Partnership, (ii) merge, consolidate or engage in any combination with another Person, (iii) sell all or substantially all of its assets or (iv) sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Partnership Units or Preferred Units (except to the Partnership), in each case without the Consent of the Limited Partners.  In the event of the withdrawal by the General Partner from the Partnership, in violation of this Agreement or otherwise, or the dissolution, termination or Bankruptcy of the General Partner, within 90 days after the occurrence of any such event, a majority in interest of the Limited Partners may elect in writing to continue the Partnership business and shall thereupon select a substitute general partner effective as of the date of the occurrence of any such event.  Upon any transfer of any Partnership Units (not Preferred Units) in accordance with the provisions of this Section 9.1, the transferee shall become vested with the powers and rights of the transferor General Partner with respect to the Partnership Units transferred, and shall be liable for all obligations and responsible for all duties of the transferor General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Units so acquired.  It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement accruing prior to the date of such transfer.

9.2                               Transfers by Limited Partners.  Except as otherwise provided in this Section 9.2, the Limited Partners shall not Transfer all or any portion of their Partnership Units , LP Preferred Units or LTIP Units to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that the foregoing shall not be considered a limitation on the ability of the Limited Partners to exercise their Rights pursuant to Article XI hereof.

(a)                                 Notwithstanding the foregoing, but subject to the provisions of Section 9.4 hereof, any Limited Partner may at any time, without the consent of the General Partner, (i) Transfer all or a portion of its Partnership Units or LP Preferred Units to an Affiliate of such Limited Partner, or (ii) Pledge some or all of its Partnership Units or LP Preferred Units to any Institutional Lender.  Any Transfer to an Affiliate pursuant to clause (i) and any Transfer to a pledgee of Partnership Units or LP Preferred Units Pledged pursuant to clause (ii) may be made without the consent of the General Partner but, except as provided in subsequent provisions of this Section 9.2, such transferee or such pledgee shall hold the Units or LP Preferred Units so transferred to it (and shall be admitted to the Partnership as a Substitute Limited Partner) subject to all the restrictions set forth in this Section 9.2.  It is a condition to any Transfer otherwise permitted under any provision of this Section 9.2 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Units or LP Preferred Units, as the case may be, arising after the effective date of the Transfer and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law, and other than pursuant to an exercise of the Rights pursuant to Article XI wherein all obligations and liabilities of the transferor Partner arising from and after the date of such Transfer shall be assumed by the General Partner) shall relieve the transferor Limited Partner of its obligations under this Agreement prior to the effective date of such Transfer.  Upon any such Transfer or Pledge permitted under this Section 9.2, the transferee or, upon foreclosure on the Pledged Partnership Units or LP Preferred Units, as the case may be, each Institutional Lender which is the pledgee shall be admitted as a Substituted

Limited Partner as such term is defined in the Act and shall succeed to all of the rights, including rights with respect to the Rights, of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner;  provided, however, that notwithstanding the foregoing, any transferee of any transferred Partnership Unit or LP Preferred Units, as the case may be, shall, unless the Ownership Limit is waived in writing by the General Partner, be subject to the Ownership Limit applicable to Persons other than the Limited Partners and/or their Affiliates which may limit or restrict such transferee’s ability to exercise the Limited Partner’s Rights, if any.  Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder.  No transferee pursuant to a Transfer which is not expressly permitted under this Section 9.2 and is not consented to by the General Partner, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the right to receive such portion of the distributions and allocations of Profits and Losses made by the Partnership as are allocable to the Partnership Units or LP Preferred Units, as the case may be, so transferred.

(b)                                 The Limited Partners acknowledge that the Partnership Units and LP Preferred Units have not been registered under any federal or state securities laws and, as a result thereof, they may not be sold or otherwise transferred, except in accordance with Article XI or otherwise in compliance with such laws.  Notwithstanding anything to the contrary contained in this Agreement, no Partnership Units or LP Preferred Units may be sold or otherwise transferred except pursuant to Article XI unless such Transfer is exempt from registration under any applicable securities laws or such Transfer is registered under such laws, it being acknowledged that the Partnership has no obligation to take any action which would cause any such interests to be registered.

9.3                               Issuance of Additional Partnership Units , LP Preferred Units and LTIP Units.

(a)                                 At any time after the date hereof, subject to the provisions of Section 9.4 hereof, the General Partner may, upon its determination that the issuance of additional Partnership Units , LP Preferred Units or LTIP Units (collectively, “Additional Units”) is in the best interests of the Partnership, cause the Partnership to issue Additional Units to any existing Partner or issue Additional Units to and admit as a partner in the Partnership any Person in exchange for the contribution by such Person of cash and/or property which the General Partner determines is desirable to further the purposes of the Partnership under Section 2.3 hereof and which the General Partner determines has a value that justifies the issuance of such Additional Units.  In the event that Additional Units are issued by the Partnership pursuant to this Section 9.3(a), (i) in the case of the issuance of Partnership Units, the number of Partnership Units issued shall be determined by dividing the Gross Asset Value of the property contributed (reduced by the amount of any indebtedness assumed by the Partnership or to which such property is subject) as of the date of contribution to the Partnership (the “Contribution Date”) by the Contribution Deemed Partnership Unit Value, computed as of the Trading Day immediately preceding the Contribution Date, (ii) in the case of the issuance of LP Preferred Units, the aggregate liquidation preference of LP Preferred Units so issued shall equal the Gross Asset Value of the property contributed (reduced by the amount of any indebtedness assumed by the Partnership or to which such property is subject) as of the Contribution Date, and (iii) in the case of the issuance of LTIP Units, the number of LTIP Units outstanding at any time shall not exceed the number of Shares reserved and available for issuance at such time under any equity-based incentive plan of the Partnership or the General Partner that has been approved by the stockholders of the General Partner.

(b)                                 In addition, the General Partner may, upon its determination that the issuance of GP Preferred Units is in the best interests of the Partnership, issue GP Preferred Units in accordance with Section 4.3(c) hereof.

(c)                                  Each class or series of LP Preferred Units issued in accordance with Section 9.3(a) shall be described in a written document (the “LP Preferred Unit Designation”) that shall set forth, in sufficient detail, the economic rights, including distribution, redemption and conversion rights and sinking fund provisions, of the class or series of LP Preferred Units.  Upon the issuance of any series or class of LP Preferred Units, the General Partner shall, upon request, provide the Limited Partners with a copy of the LP Preferred Unit Designation and such LP Preferred Unit Designation shall be attached as an exhibit to this Agreement.

(d)                                 Each class or series of LTIP Units issued in accordance with Section 9.3(a) shall be described in a written document (the “LTIP Unit Designation”) that shall set forth, in sufficient detail, any performance conditions and the economic rights, including distribution and conversion rights, of the class or series of LTIP Units.  The General Partner shall, upon request, provide the Limited Partners with a copy of the LTIP Unit Designations and such LTIP Unit Designation shall be attached as an exhibit to this Agreement.

(e)                                  The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Partner, any increase in the Partnership Units or issuance of Preferred Units or LTIP Units in accordance with the provisions of this Section 9.3, and the General Partner shall promptly deliver a copy of such amendment to each Limited Partner.  The Limited Partners hereby irrevocably appoint the General Partner as their attorney-in-fact, coupled with an interest, solely for the purpose of executing and delivering such documents, and taking such actions, as shall be reasonably necessary in connection with the provisions of this Section 9.3 or making any modification to this Agreement permitted by Section 7.3 (including, without limitation, any modification which, under Section 7.3 hereof, requires the Consent of the Limited Partners where such consent has been obtained).  Nothing contained in this Section 9.3 shall be construed as authorizing the General Partner to grant any consent on behalf of the Limited Partners, or any of them.

9.4                               Restrictions on Transfer.

(a)                                 In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Unit , Preferred Unit or LTIP Unit by any Partner be made nor may any new Partnership Unit, Preferred Unit or LTIP Unit be issued by the Partnership (i) to any Person which lacks the legal right, power or capacity to own a Partnership Unit, Preferred Unit or LTIP Unit; (ii) in violation of applicable law; (iii) if such Transfer would immediately or with the passage of time cause the General Partner to fail to comply with the REIT Requirements, such determination to be made assuming that the General Partner does comply with the REIT Requirements immediately prior to the proposed Transfer; (iv) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); (v) if such Transfer would, in the opinion of counsel to the Partnership, cause any portion of the underlying assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (vi) if such Transfer would result in a deemed distribution to any Partner attributable to a failure to meet the requirements of Regulations Section 1.752-2(d)(l), unless such Partner consents thereto, (vii) if such Transfer would cause any lender to the Partnership to hold in excess of ten (10) percent of the Partnership Interest that would, pursuant to the regulations under Section 752 of the Code or any successor provision, cause a loan by such a lender to constitute Partner Nonrecourse Debt, (viii) if such Transfer, other than to an Affiliate, is of a Partnership Interest the value of which would have been less than $20,000 when issued, (ix) if such Transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a Partnership for federal income tax purposes or (x) if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code.

(b)                                 No GP Preferred Unit may be Transferred by the General Partner to any Person who is not then a general partner of the Partnership.

9.5                               Shelf Registration Rights.  The General Partner agrees that, upon the request of any Limited Partner that has not entered into a registration rights agreement with the General Partner relating to Registrable Securities (each, a “Shelf Rights Holder”), made at any time following delivery of an Exercise Notice (as defined in Section 11.1), the General Partner will, if it has not already done so and provided that the General Partner is eligible to file a registration statement on Form S-3, within 60 days thereafter file a “shelf” registration statement (the “Shelf Registration”), on an appropriate form pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC, with respect to the sale of Registrable Securities (as defined below) by the Shelf Rights Holders in ordinary course brokerage or dealer transactions not involving an underwritten public offering.  The General Partner shall use all reasonable efforts to have the Shelf Registration declared effective as soon as practicable after such filing and to keep such Shelf Registration continuously effective following the date on which such Shelf Registration is declared effective for so long as any Registrable Securities are outstanding.  The General Partner further agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the registration form used by the General Partner for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder, and the General Partner agrees to furnish to each Shelf Rights Holder copies of any such supplement or amendment at least three days prior to its being used and/or filed with the SEC.  Notwithstanding the foregoing, if the General Partner shall furnish to the Unit holder a certificate signed by the Chief Executive Officer of the General Partner stating that in the good faith judgment of the Directors it would be significantly disadvantageous to the General Partner and its stockholders for any such Shelf Registration to be amended or supplemented, the General Partner may defer such amending or supplementing of such Shelf Registration for not more than 45 days and in such event the Unit holder shall be required to discontinue disposition of any Registrable Securities covered by such Shelf Registration during such period.  Notwithstanding the foregoing, if the General Partner irrevocably elects, or the Partnership is so required under Section 11.3, prior to the filing of any Shelf Registration to issue all cash in lieu of Shares upon the exchange of Units by the holder requesting the filing of such Shelf Registration, the General Partner shall not be obligated to file such Shelf Registration Statement.  The General Partner shall make available to its security holders, as soon as reasonably practicable, a statement of operations covering a period of twelve (12) months, commencing on the first day of the fiscal quarter next succeeding each sale of any Registrable Securities pursuant to the Shelf Registration, in a manner which shall satisfy the provisions of Section 11(a) of the Securities Act.

(a)                                 Securities Subject to this Section 9.5.  The securities entitled to the benefits of this Section 9.5 are the Shares that have been or may be issued from time to time upon the exchange of Units pursuant to Article XI hereof and any other securities issued by the General Partner in accordance with the terms of this Agreement in exchange for any of the Shares (collectively, the “Registrable Securities”) but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security.  Registrable Securities shall include any securities issued in accordance with the terms of this Agreement as a dividend or distribution on account of Registrable Securities or resulting from a subdivision of the outstanding Shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise).  For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when (i) such security has been effectively registered under the Securities Act, and either (A) the registration statement with respect thereto has remained continuously effective for 150 days or (B) such security has been disposed of pursuant to such registration statement, (ii) such security is or can be immediately sold to the public in reliance on Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such security has been otherwise transferred and (a) the General Partner has delivered a new certificate or other evidence of ownership not bearing the legend set forth on the Shares upon the initial issuance thereof (or other legend of similar import) and (b) in the opinion of counsel to the General Partner, the subsequent disposition of such security would not require the registration or qualification under the Securities Act or any similar state law then in force, or (iv) such security has ceased to be outstanding.

(b)                                 Registration Expenses.  The General Partner shall pay, as REIT Expenses, all expenses incident to the Shelf Registration, including, without limitation, (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration, filing and listing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and disbursements of the General Partner’s independent public accountants and counsel and (v) all fees and expenses of any special experts retained by the General Partner in connection with the Shelf Registration pursuant to the terms of this Section 9.5, regardless of whether such Shelf Registration becomes effective, unless such Shelf Registration fails to become effective as a result of the fault of the Shelf Rights Holders; provided, however, that the General Partner shall not pay the costs and expenses of any Shelf Rights Holder relating to brokerage or dealer fees, transfer taxes or the fees or expenses of any counsels accountants or other representatives retained by the Shelf Rights Holders, individually or in the aggregate.

ARTICLE X

Rights and Obligations of the Limited Partners

10.1                        No Participation in Management.  Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership; provided, that the foregoing shall not be deemed to limit the ability of a Limited Partner (or any officer or director thereof) who is an officer, director or employee of the Partnership, the General Partner or any Affiliate thereof, to act in such capacity.

10.2                        Bankruptcy of a Limited Partner.  The Bankruptcy of any Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profits or Losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such event, devolve to its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership.  However, in no event shall such assignee(s) become a Substituted Limited Partner except in accordance with Article IX.

10.3                        No Withdrawal.  No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.

10.4                        Duties and Conflicts.

(a)                                 The Partners recognize that each of the other Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments.  In addition, the Partners recognize that certain of the Limited Partners and their Affiliates are and may in the future be tenants of the Partnership, Subsidiary Entities or other Persons or own anchor or other stores in the Properties of the Partnership, or Subsidiary Entities or other properties and in connection therewith may have interests that conflict with those of the Partnership or Subsidiary Entities.  In deciding whether to take any actions in such capacity, such Limited Partners and their Affiliates shall be under no obligation to consider the separate interests of the Partnership or Subsidiary Entities and shall have no fiduciary obligations to the Partnership or Subsidiary Entities and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Partners in connection with such acts; nor shall the Partnership, the General Partner or any Subsidiary Entities be under any obligation to consider the separate interests of the Limited Partners and their Affiliates in such Limited Partners’ independent capacities or have any fiduciary obligations to the Limited Partners and their Affiliates in such capacity or be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners and their Affiliates in such independent capacities arising from actions or omissions taken by the Partnership or Subsidiary Entities.  The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other Entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership or Subsidiary Entities, without any obligation to offer any interest in such activities to the Partnership or Subsidiary Entities or to any Partner or otherwise.  Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership or Subsidiary Entities, shall not be deemed wrongful or improper.

(b)                                 Notwithstanding the foregoing, without the prior consent of the General Partner, no Limited Partner shall knowingly take any action, including acquiring, directly or indirectly, an interest in any tenant of a Property which would have, through the actual or constructive ownership of any tenant of any Property, the effect of causing the percentage of the gross income of the General Partner that fails to be treated as “rents from real property” within the meaning of Section 856(d) of the Code to exceed such percentage on the date hereof.  Each Limited Partner shall have a duty to notify the General Partner on a timely basis of any potential acquisition or change in ownership that could reasonably be expected to have such effect.

10.5                        Guaranty and Indemnification Agreements.

(a)                                 The Partnership shall notify the Limited Partners no less than 45 days (or, if the Partnership itself has less than 45 days’ prior notice, as promptly as practicable) prior to the occurrence of any event that the Partnership reasonably expects will reduce the amount of Partnership liabilities (including liabilities of any Subsidiary Partnership) that the Limited Partners may include in their individual tax bases of their respective Partnership Interests pursuant to Treasury Regulation § 1.752-2 and Treasury Regulation §§ 1.752-3(a)(2) and (3).  Upon receipt of such notice, each Limited Partner shall inform the Partnership of any action it desires to take in its sole and absolute discretion in order to increase the “economic risk of loss” (within the meaning of Treasury Regulation § 1.752-2) (the “Incurrence”) that it has with respect to liabilities of the Partnership or any other Subsidiary Partnerships.  The Partnership shall cooperate with each Limited Partner to facilitate the Incurrence by such Limited Partner with respect to Partnership Liabilities or liabilities of any Subsidiary Partnerships in such a way that the Incurrence has the least amount of real economic risk to such Limited Partner and provided that the Incurrence does not have a material adverse impact on any other Partner in the Partnership or any such Partner’s Affiliates.

(b)                                 Notwithstanding the provisions of Section 10.5(a) above, no Limited Partners shall have any right to negotiate directly with any lender of the Partnership or any other Subsidiary Partnership, any such negotiation to be undertaken in good faith by the General Partner on behalf of, and at the request of, all affected Limited Partners.

ARTICLE XI

Grant of Rights to the Limited Partners

11.1                        Grant of Rights.  The General Partner does hereby grant to each of the Limited Partners and each of the Limited Partners does hereby accept the right, but not the obligation (hereinafter such right sometimes referred to as the “Rights”), to convert all or a portion of such Limited Partner’s Limited Partnership Units into Shares or cash, as selected by the General Partner, at any time or from time to time, on the terms and subject to the conditions and restrictions contained in this Article XI.  The Rights granted hereunder may be exercised by a Limited Partner, on the terms and subject to the conditions and restrictions contained in this Article XI, upon delivery to the General Partner of a notice in the form of Exhibit B (an “Exercise Notice”), which notice shall specify the number of such Limited Partner’s Limited Partnership Units to be converted by such Limited Partner (the “Offered Units”).  Once delivered, the Exercise Notice shall be irrevocable, subject to payment by the General Partner or the Partnership of the Purchase Price for the Offered Units in accordance with the terms hereof and subject to Section 1 of the Registration Rights Agreements.  In the event the General Partner elects to cause the Offered Units to be converted into cash, the General Partner shall effect such conversion by causing the Partnership to redeem the Offered Units for cash.

11.2                        Limitation on Exercise of Rights.  If an Exercise Notice is delivered to the General Partner but, as a result of the Ownership Limit or as a result of other restrictions contained in the Articles of the General Partner, the Rights cannot be exercised in full for Shares, the Exercise Notice, if the Purchase Price is to be payable in Shares, shall be deemed to be modified such that the Rights shall be exercised only to the extent permitted under the Ownership Limit or under other restrictions in the Articles of the General Partner.  Notwithstanding the foregoing, any Person shall be permitted to exercise its Rights hereunder during the first half of a taxable year of the General Partner even if upon conversion of the Offered Units into Shares, the Shares held by such Person will exceed the Ownership Limit, so long as such Person shall immediately following such conversion sell so many of such Shares as shall cause the Ownership Limit not to be exceeded upon consummation of such sale.  The General Partner hereby agrees to exercise its right pursuant to its Articles to permit the Ownership Limit to be exceeded in the circumstances described in the preceding sentence.

11.3                        Computation of Purchase Price/Form of Payment.  The purchase price (“Purchase Price”) payable to a tendering Limited Partner shall be equal to the Deemed Partnership Unit Value multiplied by the number of Offered Units computed as of the date on which the Exercise Notice was delivered to the General Partner (the “Computation Date”).  Subject to the following paragraph, the Purchase Price for the Offered Units shall be payable, at the option of the General Partner, by causing the Partnership to redeem the Offered Units for cash in the amount of the Purchase Price, or by the issuance by the General Partner of the number of Shares equal to the number of Offered Units (adjusted as appropriate to account for stock splits, stock dividends or other similar transactions between the Computation Date and the closing of the purchase and sale of the Offered Units in the manner specified in Section 11.7(d) below).

11.4                        Closing.  The closing of the acquisition or redemption of Offered Units shall, unless otherwise mutually agreed, be held at the principal offices of the General Partner, on the date agreed to by the General Partner and the relevant Limited Partner, which date (the “Settlement Date”) shall in no event be on a date which is later than the later of (i) ten (10) days after the date of the Exercise Notice and (ii) five (5) days after the expiration or termination of the waiting period applicable to the Limited Partner, if any, under the Hart-Scott-Rodino Act (the “HSR Act”).  The General Partner agrees to use its best efforts to obtain an early termination of the waiting period applicable to any such acquisition, if any, under the HSR Act.  Until the Settlement Date, each tendering Partner shall continue to own his Offered Units, and will continue to be treated as the holder of such Offered Units for all purposes of this Agreement, including, without limitation, for purposes of voting, consent, allocations and distributions.  Offered Units will be transferred to the General Partner only upon receipt by the tendering Partner of Shares or cash in payment in full therefor.

11.5                        Closing Deliveries.  At the closing of the purchase and sale or redemption of Offered Units, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the tendering Limited Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Units to the General Partner or the Partnership, as applicable, and with respect to the ownership by the Limited Partner of such Units, free and clear of all Liens, and (B) the General Partner with respect to its due authority to acquire such Units for Shares or to cause the Partnership to redeem such Units for cash and, in the case of payment by Shares, (ii) (A) an opinion of counsel for the General Partner, reasonably satisfactory to such Limited Partner, to the effect that such Shares have been duly authorized, are validly issued, fully-paid and non-assessable, and (B) a stock certificate or certificates evidencing the Shares to be issued and registered in the name of the Limited Partner or its designee.

11.6                        Term of Rights.  The rights of the parties with respect to the Rights shall remain in effect, subject to the terms hereof, throughout the existence of the Partnership.

11.7                        Covenants of the General Partner.  To facilitate the General Partner’s ability fully to perform its obligations hereunder, the General Partner covenants and agrees as follows:

(a)                                 At all times while the Rights are in existence, the General Partner shall reserve for issuance such number of Shares as may be necessary to enable the General Partner to issue such Shares in full payment of the Purchase Price in regard to all Partnership Units which are from time to time outstanding and held by the Limited Partners.

(b)                                 As long as the General Partner shall be obligated to file periodic reports under the Securities Exchange Act of 1934, the General Partner will timely file such reports in such manner as shall enable any recipient of Shares issued to a Limited Partner hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

(c)                                  During the pendency of the Rights, the Limited Partners shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to the owners of its Shares.

(d)                                 Under no circumstances shall the General Partner declare any stock dividend, stock split, stock distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, fully to adjust, and to avoid any dilution in, the Rights of any Limited Partner under this Agreement.

11.8                        Limited Partners’ Covenant.  Each of the Limited Partners covenants and agrees with the General Partner that all Offered Units tendered to the General Partner or the Partnership, as the case may be, in accordance with the exercise of Rights herein provided shall be delivered free and clear of all Liens and should any Liens exist or arise with respect to such Offered Units, the General Partner or the Partnership, as the case may be, shall be under no obligation to acquire the same unless, in connection with such acquisition, the General Partner has elected to cause the Partnership to pay such portion of the Purchase Price in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration and the Partnership is expressly authorized to apply such portion of the Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full.  In the event any transfer tax is payable by the Limited Partner as a result of a transfer of Partnership Units pursuant to the exercise by a Limited Partner of the Rights, the Limited Partner shall pay such transfer tax.

11.9                        Dividends.  If a Limited Partner shall exchange any Partnership Units for Shares pursuant to this Article XI on or prior to the Partnership Record Date for any distribution to be made on such Partnership Units, in accordance with the Articles of the General Partner such Limited Partner will be entitled to receive the corresponding distribution to be paid on such Shares and shall not be entitled to receive the distribution made by the Partnership in respect of the exchanged Partnership Units.

ARTICLE XII

General Provisions

12.1                        Investment Representations.

(a)                                 Each Limited Partner acknowledges that it (i) has been given full and complete access to the Partnership and those persons who will manage the Partnership in connection with this Agreement and the transactions contemplated hereby, (ii) has had the opportunity to review all documents relevant to its decision to enter into this Agreement, and (iii) has had the opportunity to ask questions of the Partnership and those persons who will manage the Partnership concerning its investment in the Partnership and the transactions contemplated hereby.

(b)                                 Each Limited Partner acknowledges that it understands that the Partnership Units to be purchased or otherwise acquired by it hereunder will not be registered under the

Securities Act in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, and will not be registered or qualified under any applicable state securities laws.  Each Limited Partner represents that (i) it is acquiring such Partnership Units for investment only and without any view toward distribution thereof, and it will not sell or otherwise dispose of such Partnership Units except pursuant to the exercise of the Rights or otherwise in accordance with the terms hereof and in compliance with the registration requirements or exemption provisions of any applicable state securities laws, (ii) its economic circumstances are such that it is able to bear all risks of the investment in the Partnership Units for an indefinite period of time including the risk of a complete loss of its investment in the Units and (iii) it has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the Partnership Units.  Each Limited Partner further acknowledges and represents that it has made its own independent investigation of the Partnership and the business conducted and proposed to be conducted by the Partnership, and that any information relating thereto furnished to the Limited Partner was supplied by or on behalf of the Partnership.

12.2                        Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally delivered or sent by United States mail or by reputable overnight delivery service and shall be deemed to have been given when delivered in person, upon receipt when delivered by overnight delivery service or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party.  For purposes of this Section 12.2, the addresses of the parties hereto shall be as set forth on Exhibit A hereof.  The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

12.3                        Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

12.4                        Liability of Limited Partners.  The liability of the Limited Partners for their obligations, covenants, representations and warranties under this Agreement shall be several and not joint.

12.5                        Effect and Interpretation.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF INDIANA.

12.6                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

12.7                        Partners Not Agents.  Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

12.8                        Entire Understanding; Etc.  This Agreement and the other agreements referenced herein or therein or to which the signatories hereto or thereto are parties constitute the entire agreement and understanding among the Partners and supersede any prior understandings and/or written or oral agreements among them respecting the subject matter within.

12.9                        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

12.10                 Trust Provision.  This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity.  Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual property of any trustee to any liability.

12.11                 Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”

12.12                 Assurances.  Each of the Partners shall hereafter execute and deliver such further instruments (provided such instruments are in form and substance reasonably satisfactory to the executing Partner) and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

GENERAL PARTNER:

WASHINGTON PRIME GROUP, INC., an Indiana corporation

By

[Limited Partner Counterpart Signature Pages to be attached]

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